Exhibit 99.4

Trinity Industries, Inc
Analysts Conference Call
May 4, 2006
Comments by Steve Menzies

Thank you, Tim. Good morning! I am going to make a few comments about the railcar market followed by a few remarks about our leasing and management services business.

Industry demand for railcars in North America remained robust in the 1st quarter of 2006. This was a continuation of the strong pace set in early 2004 that continued throughout 2005. More than 26,700 railcars were ordered industry-wide during the 4th quarter of 2005 and the 1st quarter of 2006 outpaced that figure as 37,311 railcars were ordered. This order level is significantly greater than the quarterly average of 21,000 railcar orders over the last nine quarters. Large railcar orders tend to be sporadic and we do not expect quarterly order levels to continue at the first quarter of 2006 pace. However, we do expect railcar demand to remain strong as a result of solid fundamentals such as continued railcar loadings growth and rail transportation’s increased modal share as well as long term railcar replacement demand.

As Tim mentioned, we see strong, long term railcar demand reflected across multiple key market segments supporting our view that we are experiencing a market plateau as opposed to a short term spike. For example, demand remains strong for both Powder River Basin and eastern coal as utilities expand generating capacity using coal as the preferred fuel. Demand for covered hoppers that transport cement and agricultural products is also high. The growth in renewable fuels, particularly ethanol and bio-diesel, has also caused a surge in both tank car and hopper car demand. With the current number of plants under construction, undergoing expansion or in the planning stages, we believe the demand for railcars to support the transportation of renewable fuels including their feedstocks and co-products will remain strong through 2008.

During the 1st quarter of 2006, Trinity received 12,941 railcar orders including autoracks. All orders that we report are firm and without contingencies. We continue to focus our sales efforts on orders that meet our pricing requirements and extend our existing production lines. We received orders during the 1st quarter that will extend production lines for a variety of railcars. Specifically, we received orders for covered hoppers for agricultural products, resins and cement; coal cars; railcars for scrap steel, box cars, tank cars and autoracks. Our customer mix was diverse as agricultural and industrial shippers, railroads and third party lessors placed orders with us during the quarter. Current inquiry levels indicate strong momentum for orders for a variety of railcars continuing throughout 2006 and 2007, supporting our production and sales strategies.

The industry-wide production backlog at the end of the 1st quarter increased 27% to more than 88,100 from 69,400 railcars at the end of 2005. This is the largest industry backlog reported since 74,000 railcars in the third quarter of 1998 and the largest industry backlog since the early ‘80s. Industry backlog has increased each of the past five quarters. This indicates that industry order levels are actually outpacing increased industry production. However, we believe tight supplies of railcar castings are a critical variable for further increases in production beyond current levels. Trinity’s railcar production backlog in North America increased 36% from the end of 2005 to 25,541 railcars at the end of the 1st quarter of 2006.

Trinity Industries Railcar Leasing and Management Services Group continued to grow its railcar fleet during the 1st quarter, taking delivery of 1,829 new railcars. This represents about 30 % of Trinity’s North American 1st quarter shipments. Our operating lease fleet now includes a diversified portfolio of more than 26,000 railcars as compared to the 21,000 railcars that were in our fleet on March 31, 2005. In addition, we manage more than 60,000 railcars that are part of our customers’ fleets. The growth of our leasing business helps us to develop solid, long term relationships with the end users of our railcars and results in a significant, long-term, stable earnings stream.

Our committed lease backlog at the end of the 1st quarter increased to 11,419 railcars or 45% of Trinity’s North American production backlog. This backlog extends into 2007. Our fleet utilization decreased slightly to 99.2% at the end of the first quarter of 2006. The average age of the railcars in our lease fleet is 4.8 years. Our average remaining lease term is more than six years. Lease rates continue to rise as a result of high fleet utilization, strong levels of new car building and rising new car prices. Our renewal rate, the number of leases renewed as a percentage of expiring leases, has been higher than normal reflecting strong demand for existing railcars. Our average fleet lease rate has continued to increase quarter over quarter reflecting the high number of lease renewals and rising lease rates.

I’ll now turn it over to Bill McWhirter.